Exhibit 10.1

Execution Copy

PRIVATE LABEL CONSUMER CREDIT CARD PROGRAM AGREEMENT

This PRIVATE LABEL CONSUMER CREDIT CARD PROGRAM AGREEMENT is made as of June 15, 2010, by and between Nautilus, Inc., a Washington corporation (“Retailer”), with its principal place of business at 16400 Nautilus Drive, Vancouver, WA 98683, and GE Money Bank, a federal savings bank (“Bank”), with its principal place of business at 170 Election Road, Suite 125, Draper, Utah 84020. Certain capitalized terms used in this Agreement are defined in the attached Appendix A.

WHEREAS, Retailer designs, contracts for the manufacture of, and sells, exercise equipment through the Internet and telephone-based orders;

WHEREAS, among other things, Bank establishes programs to extend and service customized credit programs to qualified consumer customers for the purchase of products from various merchants; and

WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which Bank will provide a customized private label revolving credit card program to qualified consumer customers of Retailer;

NOW, THEREFORE, in consideration of the following terms and conditions, and for good and valuable consideration the receipt and sufficiency of which is acknowledged, Retailer and Bank agree as follows:

ARTICLE 1 - ESTABLISHMENT AND SCOPE OF THE PROGRAM

1.1 Establishment of the Program. Bank and Retailer are entering into this Agreement to establish a private label revolving consumer credit program, which will be made available to qualified consumer customers of Retailer for the financing of purchases of products and services from Retailer all in accordance with the terms of this Agreement (collectively, the “Program”).

1.2 Scope of the Program.

(a) During the Term, Retailer shall make the Program available to its customers, including processing Account applications and accepting Credit Cards in accordance with the Operating Procedures at the Retailer Website and Retailer’s direct marketing call center, and Bank will extend credit directly to Cardholders under the Program to finance purchases from Retailer.

(b) The Program is intended to be used by Cardholders for purchases made primarily for personal, family or household use and Bank does not intend to extend credit under the Program for purchases made primarily for commercial and business purposes. Retailer acknowledges that Bank’s obligation to continue to extend credit under the Program is contingent on Retailer continuing to sell the type of goods and services generally similar to those sold by Retailer as of the Program Commencement Date.

ARTICLE 2 - RESPONSIBILITIES UNDER THE PROGRAM

2.1 Bank’s Responsibilities. During the Term, Bank’s responsibilities in conducting the Program include the following:

(a) Extend consumer credit to qualified customers of Retailer in accordance with this Agreement and the Cardholder Agreements.

(b) As more fully set forth in Section 6.3, establish (and modify from time to time in its discretion) Cardholder finance charge rates and other fees and Account terms.

(c) Develop, produce and deliver to Retailer at a central location, Bank’s credit applications and Cardholder Agreements and other standard Program materials.

(d) Produce and distribute Credit Cards and Credit Card carriers in accordance with a design provided by Retailer that meets Bank’s specifications.

(e) Establish (and modify from time to time in its discretion, taking into account the provisions of Section 6.4) the credit criteria used to evaluate applications for Cardholder Agreements.

(f) Assign (and modify from time to time in its discretion) credit lines, authorize charges, and service Accounts.

(g) Prepare and mail periodic billing statements to Cardholders with Active Accounts.

(h) Provide toll-free numbers for customer inquiries and Retailer assistance and inquiries.

(i) Receive and post payments, collect Accounts, and take all further actions Bank deems necessary or appropriate in connection with Account administration.

(j) Ensure that all Cardholder Agreements, billing statements and solicitations conducted by Bank, and all of Bank’s activities in originating and administering Accounts, comply with all applicable laws.

(k) Provide Retailer with an interface and format for establishing a connection for the purpose of transmitting Charge Transaction Data and applications.

(l) Subject to (i) Retailer’s ability to provide corresponding functionality (the parameters of which Bank shall communicate to Retailer), (ii) applicable law, rule or regulation, and (iii) the continuation of acceptable acceptance levels of pre-approved credit offers (as determined by Bank), provide Bank’s QuickScreen™ pre-approved credit process for Telephone Purchases from Retailer (provided, that Bank may cease offering Quickscreen™ pre-approved credit functionality at any time it ceases to offer such functionality generally).

2.2 Retailer’s Responsibilities. During the Term, Retailer’s responsibilities in conducting the Program include the following:

(a) In consultation with Bank, provide to Bank a design meeting Bank’s specifications for use in producing Credit Cards (as well as for producing other Retailer-branded Program materials).

(b) Accept Credit Cards for customer purchases from Retailer in accordance with and otherwise conduct its activities relating to the Program in compliance with the Operating Procedures. In the case of an Absentee Purchase, follow the applicable procedures as provided for in the Operating Procedures.

(c) Promote the Program and the use of Credit Cards to its customers, including by producing customized store signage and application holders, media advertising and through other promotional methods.

(d) Train its personnel sufficiently so as to be able to properly fulfill Retailer’s responsibilities under the Program.

(e) Except for Account applications sent directly to Bank by applicants, transmit all Account applications to Bank electronically and otherwise process and retain such applications in accordance with procedures reasonably determined by Bank. With respect to any credit approval mechanism or process employed by Bank in connection with the Program, Retailer acknowledges that it is a “service provider” for Bank for purposes of communicating credit decisions to Retailer’s customers.

(f) Only submit Charge Transaction Data in respect of products or services reasonably related to the types of products or services offered for sale by Retailer through its direct marketing telephone center or on the Retailer Website as of the Program Commencement Date.

(g) Perform its responsibilities under this Agreement and the Program, and conduct its activities as a Retailer, including its policies, products, business, point-of-sale and sales practices, and advertising, in compliance with all applicable laws.

(h) Only use documents and forms in connection with the Program that were provided to Retailer, or approved in writing, by Bank (and only the latest version of such documents), and; refrain from modifying any such approved documents or forms without Bank’s prior written consent.

(i) Cooperate in the resolution of any Cardholder disputes; respond within ten (10) days to any dispute forwarded to Retailer from Bank, and; forward to Bank promptly after receipt by Retailer copies of any communication relating to an Account received from any person.

(j) Maintain a policy for the exchange, return, and adjustment of products and services which is adequately communicated to customers and is in accordance with all applicable laws (in connection therewith Retailer represents and warrants that, as of the Program

Commencement Date, the return policy in effect is the same as that delivered by Retailer to Bank prior thereto); notify Bank in advance of (if practicable), but in any event within fifteen (15) days after, any change in such return policy following the Program Commencement Date; provide a credit to the applicable Account upon the exchange or return of a good or service financed on such Account (but do not credit an Account in any case where the purchased good or service was not originally financed on an Account), and; include the resulting credit in the next transmission of Charge Transaction Data to Bank (but in no event more than one business (1) day after the credit was issued).

(k) Retain copies of all charge slips, credit slips, applications and Cardholder Agreements for at least twenty-five (25) months (or such longer period as may be required by law); except as otherwise provided for herein in connection with disputes or chargebacks, provide copies of any of the foregoing to Bank within twenty (20) days after Bank’s request, and; in consultation with Bank, produce and use charge slips and credit slips which are able to be captured and reproduced electronically via signature capture technology or other methods.

(l) Establish connectivity to Bank’s systems for purposes of processing applications and sending Charge Transaction Data to Bank.

ARTICLE 3 - SETTLEMENT AND PAYMENT TERMS

3.1 Settlement Procedures.

(a) Retailer will transmit Charge Transaction Data to Bank daily and otherwise in accordance with the Operating Procedures. If Charge Transaction Data is received by Bank’s processing center before 5:00 p.m. (central time) on any business day, Bank will process the Charge Transaction Data and initiate payment on the second business day thereafter. If the Charge Transaction Data is received after 5:00 p.m. (central time) on any business day, or at any time on a day other than a business day, Bank will process the Charge Transaction Data and initiate payment on the third business day thereafter.

(b) Provided no circumstance exists that would entitle Bank to give notice of termination of this Agreement, upon receipt, verification and processing of Charge Transaction Data by Bank during the Term, Bank will remit to Retailer in respect of such Charge Transaction Data an amount equal to the sum of the total charges identified in such Charge Transaction Data less the sum of (i) the total amount of any credits included in such Charge Transaction Data, (ii) the applicable Program Fees, and (iii) at Bank’s option, any other amounts then owed by Retailer to Bank (including, without limitation, amounts charged back to Retailer pursuant to Article 7). Bank shall not be obligated to fund any Charge Transaction Data submitted by Retailer more than one hundred eighty (180) days after the date of the applicable purchase transaction.

3.2 Bank Payment Terms.

(a) Bank will transfer funds payable to Retailer under this Agreement via Automated Clearing House (“ACH”) deposit to an account maintained in the name of Retailer pursuant to written instructions delivered to Bank by Retailer.

(b) Notwithstanding any other provision of this Agreement, Bank will have the right to net, setoff or recoup any amounts due to it under this Agreement against any amounts owing to Retailer under this Agreement. Nothing in this Section 3.2 or any other provision of this Agreement is intended to limit either party’s common law rights of setoff and recoupment. Each party further acknowledges that, for purposes of determining their rights of recoupment hereunder, Retailer’s payment obligations to Bank hereunder, including Bank’s right to receive chargebacks and credits under this Agreement, and Bank’s obligation to settle with Retailer for Charge Transaction Data pursuant to the preceding Section 3.1, shall be deemed to be a “single integrated transaction”. Nothing in this Section or any other provision of this Agreement is intended to limit Bank’s common law rights of setoff and recoupment.

3.3 Retailer Payment Terms. Unless otherwise provided for elsewhere in this Agreement, any amounts payable by Retailer to Bank under this Agreement will be due when invoiced by Bank and shall be paid in immediately available funds within fifteen (15) days after the date of such invoice. Unless the parties otherwise agree, Retailer will transfer funds payable to Bank under this Section 3.3 via wire transfer to a deposit account maintained in Bank’s name pursuant to written instructions delivered to Retailer by Bank.

3.4 Program Fees. Retailer shall pay to Bank the Program Fees applicable to each submission to Bank of Charge Transaction Data.

(a) The Program Fee applicable to all purchases subject to the Base Rate in any submission of Charge Transaction Data shall be an amount equal to the product of (i) the Base Rate, and (ii) the aggregate amount of charges on all Accounts reflected in such Charge Transaction Data (excluding any charges for which the parties have established a Promotional Rate), less the aggregate amount of any credits on Accounts reflected in such Charge Transaction Data.

(b) The Program Fee applicable to each purchase subject to a Promotional Rate in any submission of Charge Transaction Data shall be an amount equal to the product of (i) the applicable Promotional Rate, and (ii) the amount of the charge subject to such promotion.

3.5 Program Fee Percentages.

(a) The Program Fee Percentages available under the Program as of the Program Commencement Date are set forth on Schedule 3.5.

(b) Subject only to the provisions of this Section 3.5(b), Section 3.5(e) and Section 3.6 below, Bank agrees not to alter the Program Fee Percentages described on the attached Schedule 3.5. [***Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.] Bank, in conjunction with Retailer, will review and evaluate the effectiveness of the Program generally (including the credit-based promotion sales mix, the overall level of sales charged to Accounts, and Account fraud and credit losses during such period), as well as evaluating the performance of each credit-based promotion during such period. Based on such review, Bank may, after consultation with and notice to Retailer, adjust the Base Rate and, for any credit-based promotion, terminate such promotion or adjust the Promotional Rate applicable thereto.

(c) If Bank and Retailer agree to offer any additional credit-based promotion not included on Schedule 3.5, Bank will establish in writing, with acknowledgment by Retailer, the Promotional Rate applicable to the calculation of the Program Fee payable by Retailer for qualifying purchases, as well as such other terms and conditions as the parties shall agree. Bank’s approval of any billing and credit terms for any promotion is not intended to be and will not be construed to be an approval of any materials used in advertising or soliciting participation in such promotions.

(d) Any Charge Transaction Data that does not meet the coding requirements (e.g., transaction code or minimum purchase requirements) of any credit-based promotion will automatically default and be subject to the Base Rate; provided, however, that if Bank honors any such incorrectly coded credit-based promotion, Retailer shall pay to Bank the incremental difference between the Program Fee at the Base Rate and the Program Fee applicable to the Promotional Rate honored by Bank.

(e) If (i) at any time, any law, rule or regulation applicable to Bank (or to the credit extended under the Program) is implemented, or (ii) Bank reasonably determines that there is a material prospect that any such law, rule or regulation will be implemented, and (iii) Bank determines, in good faith, that such law, rule or regulation has had, or is reasonably likely to have, a material adverse effect on Bank’s ability to provide the Program or on Program economics, then Bank may make such adjustments to the Program Fee Percentages then available under the Program as Bank reasonably believes are necessary to compensate Bank for any reduction in Program revenue or increase in Program costs that have resulted or are expected to result from the implementation of such law, rule or regulation. Bank may implement any such adjustments to the Program Fee Percentages under the Program (A) upon or after Bank’s implementation of the changes to its business, including the Program, that are expected to give rise to the reduction in Program revenue or increase in Program costs, and (B) on not less than sixty (60) days’ prior written notice to Retailer. Prior to implementing any such revisions, Bank shall provide to Retailer Bank’s pro forma calculation of the financial impact on the Program such law, rule or regulation has had, or is expected to have.

3.6 Interest Rate Adjustor.

(a) Without limiting Bank’s right to adjust Promotional Rates as set forth in Section 3.5, as of the end of the first full calendar quarter following the Program Commencement Date, and as of the end of each calendar quarter thereafter, Bank may adjust the Promotional Rate for each credit-based promotion then offered to Cardholders by Bank if a LIBOR Trigger Movement has occurred since the last adjustment to the applicable Promotional Rate. The then-current Promotional Rate would be adjusted (up or down) by:

(i) [***Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.];

(ii) [***Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.];

(iii) [***Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.];

(iv) [***Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.]; or

(v) [***Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.]

(b) For purposes of effecting the above calculation, Bank shall establish the Twelve Month LIBOR for any quarter (the “COF Quarter”) as of the last business day of the calendar quarter immediately preceding the COF Quarter and shall apply the revised Promotional Rates resulting from such calculation as of the first day of the second month in the COF Quarter. If the cost of funds adjustment calculation set forth in this 3.6 results in a Promotional Rate that is less than zero, such Promotional Rate shall, irrespective of such calculation, be deemed to equal zero and Bank shall have no obligation to rebate any amounts to Retailer in connection with the applicable credit-based promotion related to such Promotional Rate. For the avoidance of doubt, the adjustment (either up or down) to any Promotional Rate pursuant to this Section 3.6 will be in addition to any other prior adjustments (either up or down) made to any Promotional Rate pursuant to Section 3.5.

(c) Each adjustment to the Promotional Rates pursuant to this Section 3.6 shall be applied prospectively only. For clarification purposes only, examples of the foregoing calculations are set forth on Schedule 3.6.

ARTICLE 4 - OTHER PROGRAM ECONOMICS

4.1 Allocation of Program Expenses. Unless otherwise specifically provided in this Agreement, each party will be responsible for all costs and expenses incurred by it in connection with complying with its responsibilities under this Agreement.

4.2 Solicitation of Cardholders for Other Products.

(a) Bank (or its designee) may (i) solicit Cardholders for and offer to Cardholders (or arrange for a third party to solicit and/or provide) financial or credit products and services offered by Bank or its affiliates, including Debt Cancellation Programs and Value-Added Programs (ii) market and offer other credit and financial products and services to customers at the point of sale or as a companion product for an established Account, and (iii) solicit Cardholders for and offer other products and services to Cardholders that do not compete with the products or services produced or sold by Retailer. Bank may not use the Retailer Marks in any such solicitation without the express written consent of Retailer and Bank shall follow any guidelines provided by Retailer in respect thereof.

(b) Bank will be entitled to retain for its account any proceeds generated from the provision of the goods and services referred to in Section 4.2(a) and Retailer will have no rights to such proceeds.

4.3 [***Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.]

ARTICLE 5 - PROMOTION OF THE PROGRAM

5.1 Annual Marketing Plans. During the Term, Bank and Retailer will work together in good faith to agree for each Program Year on a marketing plan to promote the Program and each party agrees to implement such marketing plan. Bank and Retailer may from time to time also mutually agree on additional specific marketing activities for the Program (and will not unreasonably withhold consent to any specific marketing plan proposed by the other party). The costs of implementing each marketing plan (or for implementing any marketing or promotional initiatives developed by the parties outside of such plan) shall be allocated by the parties as part of each such marketing plan.

5.2 Responsibility of Retailer to Promote the Program.

(a) Without limiting Retailer’s obligations under any marketing plan, Retailer will actively support and promote the Program by, among other things:

(i) encouraging the establishment and use of Accounts as a preferred method of payment for Retailer’s products and services (through, for example, offering or providing value propositions and other customer incentives);

(ii) providing and utilizing store signage, credit advertisements, promotional inserts, statement messages and other marketing materials promoting Program; and

(iii) providing incentives and performance goals for Retailer personnel with respect to the Program; and

(iv) maintaining an advertisement in a prominent position on the homepage of the Retailer Website notifying users of the availability of the Program, which advertisement shall be subject to the reasonable approval of Bank.

(b) Retailer will not seek or obtain any special agreement or condition from, nor discriminate in any way against, Cardholders or any person with respect to the terms of any Account transaction. Retailer will not charge any credit surcharge, application, processing or other Program related fee to Cardholders.

ARTICLE 6 - OTHER AGREEMENTS

6.1 Ownership of Accounts; Credit Losses.

(a) Bank is and will be the sole and exclusive owner of all Accounts and Account Documentation, and will be entitled to receive all payments made by Cardholders on Accounts. Bank shall be identified as the creditor and owner of the Accounts for all purposes, and Retailer shall not represent or imply otherwise. Retailer acknowledges that it has no right, title or interest in any Accounts or Account Documentation and will not, at any time, have any right to any proceeds or payments made under the Accounts unless Retailer subsequently purchases or otherwise acquires such Accounts from Bank. Retailer further acknowledges that neither the Cardholder Information nor any of the Account Documentation nor any of the information included in the Account Documentation will be deemed to be Confidential Information of Retailer for purposes of Section 13.1. Retailer authorizes and empowers Bank to sign and endorse Retailer’s name upon any checks, drafts, money orders or other forms of payment in respect of any Account that may have been issued by the Cardholder in Retailer’s name. This limited power of attorney conferred in this Section 6.1 is deemed a power coupled with an interest and will be irrevocable prior to the Final Liquidation Date.

(b) Bank will bear all credit losses on Accounts (other than as permitted by Bank’s chargeback rights in Article 7 and other than credit losses incurred after the Accounts are purchased or otherwise acquired by Retailer or a third party).

6.2 Ownership and Use of Cardholder Information.

(a) Bank is the sole and exclusive owner of all lists of Cardholders and applicants generated by the Program (including, without limitation, names, addresses, telephone numbers, e-mail addresses, dates of birth, social security and similar numbers, and account and similar access numbers) (the “Cardholder Information”). During the Term, Bank may use the Cardholder Information to exercise its rights and fulfill its obligations under this Agreement and with respect to the administration and liquidation (including sale) of Accounts after the expiration or earlier termination of the Term.

(b) Without otherwise limiting the provisions of Section 6.2(a), names, addresses and other customer contact information obtained by Retailer from a customer independently of the Program will be deemed part of Retailer’s customer list. For the avoidance of doubt, each of Bank and Retailer acknowledges that the items of information allocated to each party in this Section 6.2 may overlap, and that (i) each party may independently possess and own the same specific items of information and (ii) the allocation of ownership of a class of information to one party in this Agreement is not inconsistent with ownership by the other party of the same items of information if so allocated in this Agreement.

(c) Bank’s ownership of the Cardholder Information notwithstanding, Retailer may use any Cardholder contact information (e.g. name, address, telephone number and e-mail address) contained in the Cardholder Information during the Term to promote the Program and to promote the products and services sold by Retailer under the Program.

6.3 Cardholder Terms. Bank may establish and modify the ordinary finance charge rates applicable to credit extended to Cardholders. Bank may also establish (and modify from time to time) all other terms upon which credit will be extended to Cardholders, including without limitation, repayment terms, default finance charges, late fees, overlimit charges, returned check charges, and other ordinary fees and charges.

6.4 Credit Criteria. Bank shall establish in its discretion and may modify from time to time any or all of the credit criteria used in evaluating applicants under the Program (including, without limitation, the creditworthiness of individual applicants, the range of credit limits to be made available to individual Cardholders and whether to suspend or terminate the credit privileges of any Cardholder). Bank will consult with Retailer regarding any changes to the credit criteria used for the Program which, in Bank’s reasonable opinion, could reasonably be expected to have a material adverse affect on the Program.

6.5 Operating Procedures. Bank will develop and provide to Retailer, and may amend from time to time upon notice to Retailer, operating procedures (the “Operating Procedures”) that are reasonable, customary and not inconsistent with the terms of this Agreement governing the flow of application information and Charge Transaction Data, the logistics and specific procedures involved in the establishment and maintenance of Accounts under the Program and settlement procedures for charges submitted to Bank. The Operating Procedures will include any supplemental procedures developed or required from time to time by Bank (or by Bank and Retailer, as the case may be) in connection with Retailer’s request to provide for purchases or accept applications through the Retailer Website or by telephone.

6.6 Credit Review Point. Bank shall provide a credit allocation for the Program in the amount of the Credit Review Point. Bank will not be obligated to make any extension of credit under the Program if, after such extension, the aggregate Indebtedness for all Accounts would exceed the Credit Review Point for the Program then in effect. Bank shall also have no obligation to extend further credit under the Program at any time after the occurrence of any event that would allow Bank to give notice of termination hereunder. If at any time the aggregate Indebtedness with respect to all Accounts equals or exceeds eighty percent (80%) of the Credit Review Point then in effect, then within ninety (90) days thereafter, Bank will select one of the following options and give Retailer written notice of its selection:

(a) Bank may increase the Credit Review Point to an amount that will accommodate the then outstanding Indebtedness, and anticipated growth in such Indebtedness (as applicable), based on Bank’s good faith projections. If Bank selects this option, then Bank’s written notice to Retailer will include the amount of the increased Credit Review Point.

(b) Bank may elect not to increase the Credit Review Point, in which case, Retailer will be entitled to terminate this Agreement in accordance with the provisions of Section 9.2(j).

6.7 Retailer Financial Reports. If at any time during the Term Retailer is not obligated to, or for any other reason does not, file periodic financial reports with the Securities and Exchange Commission pursuant to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, Retailer will:

(a) As soon as practicable but in any event not more than ninety (90) days after the end of each fiscal year, deliver to Bank its audited annual financial statements, including its audited consolidated balance sheet, income statement and statement of cash flows and financial position.

(b) As soon as practicable but in any event not more than sixty (60) days after the end of each fiscal quarter, deliver to Bank its unaudited quarterly financial statements, including its unaudited consolidated balance sheet, income statement and statement of cash flows and financial position, accompanied by a certificate from Retailer’s chief financial officer that such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the consolidated financial position of Retailer as of the end of such fiscal quarter and the results of its operations, subject to normal year end audit adjustments

(c) Retailer will satisfy and fully perform each financial covenant contained on the attached Appendix D.

6.8 Access. Retailer will permit Bank to review and obtain copies of all of the books and records of Retailer relating to the Program and authorizes Bank to monitor the administration and promotion of the Program through mystery shopping and by other reasonable means.

6.9 Inserts and Billing Messages.

(a) For each billing statement sent to Cardholders during a billing cycle during the Term, Bank will make available to Retailer a space for two (2) customized messages on the billing statement and Bank will include as many Retailer inserts into each billing statement as possible (but in no event more than six (6)) without causing the weight of the billing statement package to exceed one ounce; provided, however, that if Bank is required by law to send a notice in such month (or if Bank reasonably believes a notice is necessary or desirable to protect Bank’s interest in the Accounts), then such notice shall take priority over any proposed insert or statement message as applicable. If Retailer wishes Bank to include Retailer’s inserts in any billing statements in which the inclusion of such inserts will cause the postage on such billing statements to exceed one ounce, then Retailer will provide at least five (5) days prior notice to Bank to enable Bank to adjust its process and Retailer will pay the overweight postage charges resulting therefrom. The foregoing notwithstanding, Bank is not required to include any Retailer statement messages or billing inserts unless Bank receives such statement messages or copies of the billing inserts at least fifteen (15) days prior to the calendar month for the scheduled mailing date. Retailer will provide copies of all billing inserts to Bank at its own cost.

(b) The form of customized messages and all billing inserts will comply with Bank’s specifications as provided to Retailer from time to time, and Bank shall have the right to reject any message or billing statement that Bank reasonably believes is detrimental to the image of Bank or the Program. For the avoidance of doubt, for purposes of Retailer’s rights under this Section 6.9, only billing inserts and statement messages regarding the Program, or goods and services available for purchase from Retailer under the Program, shall qualify for inclusion in Cardholder billing statements.

6.10 Extended Warranties. Retailer will not be permitted to finance on Accounts extended warranties, service contracts, gift certificates, cash cards or stored value cards without the prior written approval of Bank. With respect to any of the foregoing, if Retailer seeks Bank’s consent to finance such products under the Program, Retailer agrees to review with Bank its offering of and procedures concerning the sale and fulfillment of such products. Retailer understands that any third party insurer of any extended warranty program proposed by Retailer shall be subject to financial review by Bank and must otherwise be reasonably acceptable to Bank. Even where approved by Bank, Retailer shall be responsible for ensuring that any extended warranties, service contracts, gift certificates, cash cards or stored value cards fully comply with all applicable laws. Nothing in this Section 6.10 shall restrict Retailer from selling products subject to normal manufacturer’s warranties included in the standard purchase price as long as no additional seller’s warranties are provided.

6.11 Third Party Participation. As of the date of this Agreement, Retailer represents and warrants that no affiliate of Retailer is engaged in the business of selling goods or services to retail consumers other than those affiliates, if any, whose existence and retail consumer sales activities have been disclosed to Bank prior to the date hereof. Retailer shall not after the Program Commencement Date permit any affiliate to charge any purchase to an Account or to submit any Charge Transaction Data to Bank without (i) the prior written consent of Bank; (ii) such affiliate having entered into a written agreement with Bank to be a “Retailer” hereunder (on such modified terms and conditions as Bank may require); and (iii) such affiliate having executed or authorized the filing of such additional documents (including but not limited to UCC financing statements) as Bank may require.

6.12 Sales Taxes and Related Record Retention.

(a) Retailer will pay when due any sales taxes relating to the sale of goods or services financed on Accounts. Retailer agrees that Bank shall be entitled to any and all recoveries of taxes of any type that were imposed on the sale of goods or services attributable to any Account that Bank determines to be non-collectable during the Term through any and all potential means, including, but not limited to, refunds, deductions, credits or audit offsets. Retailer shall cooperate with Bank in the recovery of any and all such taxes by any and all such means, including but not limited to executing any and all forms or other documentation deemed necessary by Bank or required by any taxing authority, and retaining and timely producing all supporting documentation and data relative to such Accounts. Bank shall reimburse Retailer for all reasonable expenses incurred by Retailer for copying, mailing or transmitting such documentation or data at the direction of Bank as contemplated by this Agreement.

(b) Retailer will retain a record of each purchase included in any Charge Transaction Data submitted to Bank under the Program for at least four (4) years from the date of each purchase (which record may be maintained in electronic format, but must show the Account number, amount of sales, and use or excise tax included in each such purchase. Retailer will provide such information to Bank within twenty (20) days after Bank’s request.

6.13 Use of Names and Marks; Public Statements.

(a) Subject to the provisions of this Agreement, Retailer hereby grants Bank a limited, nonexclusive, royalty-free license to use the Retailer Marks as the same currently exist and as they may be adopted by Retailer from time to time hereafter, in connection with the establishment, administration and operation of the Program and the liquidation of the Accounts as provided for herein. Retailer represents and warrants to Bank that Retailer has the right to grant the foregoing license. Bank’s use of the Retailer Marks shall be limited to the materials necessary to Bank’s administration of the Program (including, by way of example and not limitation, applications, Cardholder Agreements, billing statements, privacy disclosures, and Cardholder correspondence), as well as to printed, electronic and broadcast matter advertising and promotion of the Program (collectively, “Program Materials”) for the period and as otherwise provided for in this Agreement. Use of the Retailer Marks in connection with any Program Materials shall be subject to Retailer’s prior written approval, which such approval shall not be unreasonably withheld or delayed; provided, however, that once such approval is received, and in the absence of a material alteration thereto by Bank, no further review or approval shall be required for the continued use (including re-printing and re-distribution) of such Program Materials by Bank. Anything in the foregoing to the contrary notwithstanding, and for the avoidance of doubt, Bank shall have no obligation to submit for prior approval by Retailer any Cardholder correspondence or communication relating to the administration of the Program or the collection of Accounts; provided, however, that use of the Retailer Marks in any such communication shall be limited to the extent necessary to identify the Program to the Cardholder(s) as the subject matter thereof.

(b) Without the prior written consent of Bank, Retailer may not use Bank’s (or any affiliate thereof) names or any related marks, logos or similar proprietary designations; provided, however, that Retailer may use Bank’s business name, in the nominative sense, in connection with any credit disclosure verbiage included in any advertising of the Program (or any credit-based promotion offered thereunder) by Retailer. If Bank consents to a use other than in the nominative sense, Retailer shall comply with all guidelines applicable to such use which are provided by Bank from time to time, including on any website designated by Bank. Any such consent, including any limitations, shall remain valid until the earlier of termination of this Agreement or Bank’s written withdrawal thereof.

(c) The parties shall consult with each other before they, or any affiliate or agent, draft any press release or public statement with respect to this Agreement or the Program and no such press release or public statement shall be issued prior to receiving express written approval of the other, except, in each case, as may be required by applicable law or regulation.

6.14 Intellectual Property. All technology, software, or other material developed, invented, created or authored by either party in connection with the Program shall belong solely and exclusively to the developing party, including all intellectual property rights relating thereto. Other than the limited license set forth in Section 6.13(a), nothing in this Agreement is intended or shall be construed as granting either party any ownership or other interest in the other party’s intellectual property, including without limitation, in Retailer Marks, Bank’s names or marks, and each party hereby disclaims all interest therein. For the avoidance of doubt, all rights in Retailer Marks and other Retailer intellectual property not expressly granted to Bank are reserved by Retailer.

6.15 Securitization. Bank and its affiliates may securitize, participate or otherwise convey or transfer an interest in, or pledge or create a lien in respect of, any or all of the Accounts and/or Indebtedness at any time during the Term. Retailer agrees to cooperate with Bank and its affiliates and use commercially reasonable efforts (without being required to incur any material out-of-pocket costs) to assist Bank and its affiliates in connection with any such matter.

6.16 Grant of Security Interest/Precautionary Filing.

(a) Both (i) against the possibility that it is determined that Article 9 of the UCC applies or may apply to the transactions contemplated hereby, and (ii) to secure payment of and performance by Retailer of any and all indebtedness, liabilities or obligations, now existing or hereafter arising pursuant to this Agreement, including indebtedness, liabilities and obligations that may be deemed to exist in the event of the applicability of Article 9 of the UCC to, and any recharacterization of, any transactions contemplated hereby, Retailer grants to Bank a security interest in all of Retailer’s right, title and interest, if any, now existing or hereafter arising in all (i) Accounts, Account Documentation and Indebtedness, (ii) all deposits, credit balances and reserves on Bank’s books relating to any such Accounts, (iii) all goods financed on Accounts and returned to Retailer by Cardholders for which Retailer has not repaid Bank, and (iv) all proceeds of any of the foregoing.

(b) Retailer represents and warrants that it has not and will not grant any security interest to or authorize the filing of any financing statement in favor of any person that attaches to or covers any of the property set forth in the preceding subsection (a) or that would attach to or cover such property, if contrary to the intent of the parties to this Agreement, Retailer was determined to have any rights therein, other than any security interests or financing statements that have lapsed or been terminated.

(c) Retailer agrees to cooperate fully with Bank, as Bank may reasonably request, in order to give effect to the security interests granted by this Section 6.16. Retailer hereby authorizes Bank to file such UCC-l or comparable statements as Bank deems necessary or appropriate to perfect such security interests. Retailer represents and warrants that as of the date hereof the true and correct corporate name and state of organization of Retailer are set forth in the preamble paragraph hereto. Retailer agrees to provide Bank with thirty (30) days’ prior written notice of any change in any of the foregoing corporate name, or any state of incorporation.

(d) Unless Bank shall have otherwise consented in writing, Retailer shall not create, assume or suffer to exist any lien on any of its right, title or interest under this Agreement or in the proceeds thereof.

6.17 No Payments on Accounts. Retailer shall not accept any payment on an Account. If Retailer inadvertently receives payment on an Account, Retailer agrees that it will receive and hold such payment in trust for Bank and will promptly (but no later than one business day after receipt thereof) deliver such payment to Bank in the form received together with such endorsements or other documents of assignment as may be necessary to permit Bank to receive the benefit thereof to the same extent as if payment had been made directly to Bank.

6.18 Relationship Managers. Bank and Retailer shall each designate one employee (with sufficient authority to facilitate decision-making on behalf of Bank and Retailer, respectively, and with sufficient knowledge and experience to effectively and efficiently manage the relationship contemplated hereby) who shall be charged with day-to-day administrative responsibility for the Program (each, a “Relationship Manager”) during the Term, and who shall make available a sufficient amount of his or her working time, attention, skill, and efforts necessary to furthering the interests of the Program. Either party may replace its Relationship Manager at any time upon notice to the other party, so long as the replacement Relationship Manager meets the foregoing qualifications.

6.19 Periodic Program Reports. Following the end of each calendar month during the Term, Bank will prepare and send to Retailer a report containing information about the Program during such period. The specific form and content of such report shall be determined by Bank and Retailer, subject to Bank’s available internal customer reporting capabilities as in effect on the Program Commencement Date (as the same may be amended from time to time), but in any event shall include (i) information pertaining to sales volume charged to Accounts for such period by Channel, (ii) application approval rate information for such period by Channel, and (iii) a summary of other pertinent statistical data pertaining to the Program for such period.

ARTICLE 7 - CHARGEBACKS

7.1 Chargeback Rights. Bank will have the right to chargeback to Retailer any Indebtedness, if with respect to the corresponding charge or credit or the related Charge Transaction Data or the underlying transaction:

(a) The Cardholder disputes a charge and Retailer cannot provide Bank with the applicable electronic receipt or electronic application that resolves the dispute within ten (10) days after Bank’s request;

(b) The Cardholder or any person disputes the existence of an Account and Retailer cannot provide Bank with an executed application that resolves the dispute within ten (10) days after Bank’s request;

(c) The Cardholder disputes the amount of an Account and/or refuses to pay alleging dissatisfaction with products or services received, a breach of any warranty or representation by Retailer in connection with the transaction, or an offset or counterclaim based on an act or omission of Retailer, provided, however, that any such dispute(s) constitutes a bona fide claim presented by a Cardholder in good faith in the reasonable opinion of Bank, and Bank issues the chargeback within thirty (30) days of its determination that the dispute constitutes a bona fide claim;

(d) Retailer failed to comply with any Operating Procedure(s) with respect to any charge, credit, or Account, or Bank determines that any charge, credit or Account was subject to any acts of fraud performed by or in collusion with Retailer’s employees, contractors or agents;

(e) Bank reasonably determines that any warranty made by Retailer pursuant to Section 11.2 was false or inaccurate in any material respect when made;

(f) In the case of an Absentee Purchase, the Cardholder or any other relevant person disputes the corresponding charge and (i) Retailer failed to employ Bank’s “Address Verification System” or did not obtain a “perfect match” (as defined by Bank) with respect to the Cardholder’s address, (ii) Retailer shipped the products to an address that does not match the billing address included in Bank’s records (or if the purchase is within thirty (30) days after the Account application approval date, to an address other than the address on such application); or (iii) Retailer shipped the products to a post office box; or

(g) If the Written Disclosure is delivered to a Cardholder via U.S. mail, Bank determines that Retailer failed to wait five (5) business days after sending such Written Disclosure to submit the corresponding Charge Transaction Data to Bank.

In its reasonable discretion, Bank may compromise and settle any claim made by any Cardholder (including claims made on behalf of an authorized user) relating to such Cardholder’s Account. No such compromise or settlement will impair Bank’s right to chargeback under this Section 7.1 any portion of such Account not paid pursuant to any such settlement or compromise. If the full amount or any portion of any charge is charged back, Bank will assign, without recourse, all rights to payment for the amount charged back to Retailer upon the request of Retailer.

ARTICLE 8 - EXCLUSIVITY

8.1 Exclusivity.

(a) Subject to Section 8.1(b), with respect to Retailer’s sales and operations in the United States, Retailer will not (and will cause its affiliates not to) (a) directly or indirectly, accept for payment, promote, sponsor, solicit, permit solicitation of, or make available to retail consumer customers of Retailer or any of its affiliates or otherwise provide, any consumer credit, charge or online payment program, plan or vehicle that bears, uses or refers to any trade names of Retailer, or in any way competes with the Program (including, without limitation, any credit facility part of any industry program credit card network or the like), other than (i) any program offered by Bank or an affiliate of Bank, (ii) any generally accepted multi-purpose credit or charge cards or by generally accepted multi-purpose debit or secured cards in each case, such as American Express, MasterCard, Visa and Discover cards (provided, however, that none of the cards referred to in this clause (ii) may be “co-branded,” “sponsored” or “co-sponsored” with Retailer or bear Retailer’s name or marks), or (iii) a Second Source Program, or (b) promote any other charge or credit payment vehicle not otherwise prohibited hereby (e.g. general purpose credit cards) more favorably than Accounts and Credit Cards as a method for the payment of Retailer’s goods and services.

(b) [***Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.].

ARTICLE 9 - TERM/TERMINATION

9.1 Program Term. This Agreement shall continue until the fifth (5th) anniversary of the Program Commencement Date and shall automatically renew for additional one (1) year terms (each such period, a “Term”), unless either party shall give written notice to the other party at least twelve (12) months prior to the end of the scheduled expiration of such Term of its intention to terminate the Program.

9.2 Termination of Agreement. Notwithstanding anything in Section 9.1 to the contrary, this Agreement may be terminated prior to the end of any Term as provided below:

(a) If a party breaches any covenant or agreement contained in this Agreement (i) which does not involve the payment of money to the other party hereto and, if susceptible of cure, such breach continues for a period of thirty (30) days after the non-breaching party has given written notice of the breach, or (ii) which involves the payment of money to the other party hereto and such breach continues for a period of five (5) days after the non-breaching party has given written notice of the breach, then, in either case, the non-breaching party shall have the right to terminate this Agreement. The foregoing clause (ii) notwithstanding, the failure of a party to make a payment due hereunder shall not give rise to a termination right in the other party if the amount which such party has failed to pay is [***Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.] and such party, acting in good faith, has delivered a written notice to the other party contesting its obligation to make such payment. In any case, to be effective, a termination notice must be delivered within sixty (60) days after the expiration after the applicable notice periods. This Agreement will terminate one hundred and twenty (120) days after delivery of such notice of termination.

(b) If any representation or warranty made by a party proves not to have been true and correct in all material respects as of the date when made, then the other party shall have the right to terminate this Agreement. In order to be effective, the notice of termination must be delivered within sixty (60) days after the date such other party first becomes aware that such representation or warranty is not true and correct. This Agreement will terminate one hundred and twenty (120) days after delivery of such notice of termination.

(c) If a party (i) is no longer Solvent; (ii) generally does not pay its debts as such debts become due, or admits in writing its inability to pay its debts generally; (iii) makes a general assignment for the benefit of its creditors, (iv) has any proceeding instituted by or against it seeking to adjudicate it bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property; or (v) takes any corporate action to authorize any of the actions set forth above in (i) through (iv) above, then the other party shall have the right to terminate this Agreement. In order to be effective, the notice of termination must be delivered within one hundred and eighty (180) days after such other party becomes aware of the occurrence of such event; provided, however, that in the case of an occurrence under clause (iv), this Agreement shall terminate automatically unless the parties shall mutually agree in writing to continue the Program. In any case in which notice is required for termination, this Agreement will terminate upon delivery of such notice.

(d) If, with respect to Retailer, any of the following events occur, then Bank shall have the right to terminate this Agreement: (i) any person or group of persons acquires, after the date of this Agreement, beneficial ownership of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of Retailer entitled to vote generally in the election of directors; (ii) the stockholders of Retailer approve a reorganization, merger or consolidation (each a “Reorganization”), in each case through which the persons who were the respective beneficial owners of the voting securities of Retailer immediately prior to such Reorganization do not beneficially own, following such Reorganization, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation, as a result of such Reorganization; or (iii) all or substantially all of the assets or property of Retailer are sold or otherwise disposed of in one transaction or series of related transactions. In order to be effective, the notice of termination must be delivered within one hundred and eighty (180) days after Bank becomes aware of the occurrence of such event. This Agreement will terminate one hundred and twenty (120) days after delivery of such notice of termination.

(e) If a party is in default under any loan agreement, indenture or other instrument relating to any indebtedness for borrowed money in excess of [***Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.] and such default gives any person, either with or without notice and without giving effect to any extension of any grace period, the right to accelerate such indebtedness, then the non-defaulting party hereunder shall have the right to terminate this Agreement. In order to be effective, the notice of termination must be delivered within ninety (90) days after such non-defaulting party becomes aware of the occurrence of such event. This Agreement will terminate thirty (30) days after delivery of such notice, unless the underlying default is cured during such thirty (30) day period.

(f) If a material adverse change has occurred in the operations, financial condition, business or prospects of a party hereto, which the other party has determined, in good faith, has had, or is reasonably likely to have, a material adverse effect on the ongoing operation or continued viability of the Program, then the other party shall have the right to terminate this Agreement. In order to be effective, the notice of termination must be delivered within ninety (90) days after the terminating party makes such determination. This Agreement will terminate ten (10) days after delivery of such notice of termination.

(g) Bank shall have the right to terminate the Agreement upon written notice if (i) usury rates for the State of Utah (or any other State in which Bank may choose to locate) change, laws regulating Bank’s rate or fee structure change, or federal or state laws, regulations or other authority preempt the exportation of Bank’s rate or fee structure; (ii) Bank determines, in good faith, that any of the foregoing has had, or is reasonably likely to have, a material adverse effect on Bank’s ability to provide the Program or perform the transactions contemplated hereby or on Program economics; (iii) Bank has sought to engage Retailer in a good-faith renegotiation of the terms of this Agreement; (iv) the parties hereto have not agreed to modifications to the terms of this Agreement that Bank reasonably believes necessary to prevent a material adverse effect on the economics of the Program or on Bank (or on its ability to perform the transactions contemplated by this Agreement) resulting from the change in usury rates or other laws regulating Bank’s rate or fee structure or the exportation thereof; and (v) either Bank is required to initiate changes to the Program to comply with applicable law or more than one hundred and twenty (120) days have passed since Bank first sought to engage Retailer in a good faith renegotiation of the terms of this Agreement.

(h) If any judicial or administrative agency or body determines that the Program does not qualify (or if Bank reasonably determines that there is a material risk that the Program will not qualify) as an “open-end” credit facility under Regulation Z, 12 C.F.R. 226.2(a)(20), then Bank shall have the right to terminate this Agreement. In order to be effective, the notice of termination must be delivered within sixty (60) days after such determination. This Agreement will terminate upon delivery of such notice of termination.

(i) If a final judgment or judgments for the payment of money [***Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.] is rendered against Retailer and the same is not either (i) covered by insurance where the insurer has affirmatively and expressly accepted liability therefore or (ii) vacated, stayed, bonded, paid, or discharged prior to expiration of the applicable appeal period, then Bank shall have the right to terminate this Agreement. In order to be effective, the notice of termination must be delivered within sixty (60) days after Bank becomes aware of the occurrence of such event. This Agreement will terminate one hundred and twenty (120) days after delivery of such notice of termination.

(j) If Bank declines to increase the Credit Review Point then in effect pursuant to Section 6.6(b), then Retailer may terminate this Agreement. In order to be effective, the notice of termination must be delivered within sixty (60) days after Bank notifies Retailer pursuant to Section 6.6(b). This Agreement will terminate one hundred and twenty (120) days after Retailer’s delivery of such notice of termination; provided, however, that as of the first date on which the aggregate Indebtedness for all Accounts exceeds the Credit Review Point then in effect, the Agreement shall automatically terminate unless the parties shall mutually agree in writing to continue the Program.

(k) [***Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.]

(l) Either Bank or Retailer shall have the right to terminate the Agreement upon written notice to the other party hereto, if the performance by the other party of its obligations under this Agreement is prevented or materially impeded, without ability to cure, for a period of not less than sixty (60) consecutive days by a Force Majeure Event.

(m) Bank shall have the right to terminate the Agreement upon ten (10) days’ prior written notice to Retailer if Retailer fails to satisfy any of the financial covenants set forth in Appendix D as and to the extent required therein; provided, that if during such ten (10) day period Retailer provides to Bank an Eligible Letter of Credit in an amount equal to the then-current Letter of Credit Amount (as defined in Appendix E), then, as to the specific reporting period within which such default occurred, such default shall be deemed cured. The terms and conditions applicable to any such Letter of Credit are set forth on Appendix E attached hereto.

(n) [***Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.]

ARTICLE 10 - POST TERM PROVISIONS

10.1 Purchase of Accounts by Retailer upon Termination.

(a) Retailer will have the option, exercisable as provided below, to purchase, or to arrange for the purchase of, not less than all of the Accounts and related Indebtedness (other than Accounts that have been written off by Bank) upon the termination or expiration of this

Agreement for a purchase price payable in immediately available funds in an amount equal to the greater of (i) [***Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.] (ii) [***Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.] Anything in this Section 10.1 to the contrary notwithstanding, Bank shall have no obligation to sell, and Retailer shall have no option to purchase (or arrange for the purchase of) the Accounts and related Indebtedness under this Section 10.1 unless Average Net Receivables during the ninety (90) day period immediately preceding the date of Retailer’s notice to Bank under Section 10.1(b) below [***Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.]

(b) Retailer’s option to purchase, or arrange for the purchase of, the Accounts and Indebtedness under Section 10.1(a) may be exercised as follows:

(i) If the Agreement is expiring based on either party’s decision not to renew it under Section 9.1, Retailer must exercise its purchase option, if at all, by giving notice of such election within one hundred and eighty (180) days prior to the expiration of the Agreement. Retailer must thereafter complete such purchase on the first business day after the expiration of this Agreement.

(ii) If the Agreement terminates pursuant to Section 9.2 following the delivery of a termination notice by Retailer, Retailer must exercise its purchase option, if at all, by giving notice of such election with such termination notice. Retailer must thereafter complete such purchase within one hundred twenty (120) days after the effective date of such termination.

(iii) If the Agreement terminates pursuant to Section 9.2 following the delivery of a termination notice by Bank, Retailer must exercise its purchase option, if at all, by giving notice of such election within thirty (30) days following delivery of such notice of termination. Retailer must thereafter complete such purchase within ninety (90) days after the effective date of such termination.

(c) If Retailer exercises its right to purchase, or arrange for the purchase of, the Accounts and Indebtedness under Section 10.1(b):

(i) Retailer and Bank agree to work in good faith to prepare the necessary purchase documents on terms and conditions that are reasonable and customary for the industry.

(ii) Retailer will bear all expenses of conversion of the Accounts and Indebtedness to Retailer or its designee.

10.2 Bank’s Rights Upon Termination. If Retailer does not have the option to purchase, or arrange for the purchase of, the Accounts and related Indebtedness upon the expiration or earlier termination of the Agreement pursuant to Section 10.1(a) above, or fails to exercise its option as provided in Section 10.1(b), Bank will have the right, in addition to and without waiving any other rights it may have under the terms of this Agreement or applicable law, (a) to liquidate any or all of the Accounts; (b) to convert the Accounts to another credit or charge program maintained by Bank or any of its affiliates, (c) in order to conduct a conversion solicitation, to maintain the Accounts under the Program for a period of up to one hundred twenty (120) days and require by notice in writing to Retailer that Retailer accept the Credit Cards, or a replacement or substitute card issued by Bank or one of its affiliates or partners, for additional purchases by existing Cardholders or authorized users for up to one hundred twenty (120) days following the date on which this Agreement was terminated or expired, or (d) to sell the Accounts, whether by securitization or otherwise to any third party that does not compete with Retailer as a manufacturer, distributor, and retailer of consumer electronics in the United States of America. Retailer will cooperate with Bank and take any action reasonably requested by Bank, and Bank may use the Retailer Marks, if any, to communicate with Cardholders and authorized users, in connection with any such liquidation, substitution or sale, as well as in connection with Bank’s billing and Account administration needs as and to the extent the Retailer Marks were used immediately prior to the expiration or earlier termination of the Program.

10.3 Survival Provisions.

(a) Except as is expressly provided to the contrary in this Agreement, all of the terms, conditions and covenants of this Agreement (including the applicable provisions of Section 2.2 that relate to Retailer’s retail practices, Cardholder transactions, billing, customer servicing, settlement, chargeback and dispute handling) will continue in effect following the expiration or termination of the Term until the Final Liquidation Date.

(b) In addition, all warranties, representations and indemnities contained in this Agreement, and the parties’ obligations under Sections 2.1(g) through (j), 6.1 (Ownership of Accounts), 6.2 (Ownership and Use of Cardholder Information), 6.12 (Sales Taxes and Related Record Retention), 6.14 (Intellectual Property), and Articles 10 and 13, will survive the termination of this Agreement and the Final Liquidation Date.

ARTICLE 11 - REPRESENTATIONS AND WARRANTIES

11.1 Representations and Warranties. Each party makes the following representations and warranties to the other party as of the date of this Agreement, and Retailer makes such representations and warranties on and as of each date on which Charge Transaction Data is transmitted to Bank:

(a) The complete legal name, correct organizational type and jurisdiction of incorporation or organization for such party are accurately set forth in the preamble paragraph hereto. Such party is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be.

(b) Such party has the requisite organizational power and authority to conduct its business as presently conducted and hereafter contemplated to be conducted and to execute, deliver and perform this Agreement.

(c) This Agreement has been duly executed and delivered by such party, and constitutes the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms.

(d) The execution and delivery of this Agreement by such party and the consummation of the transactions contemplated hereby do not and will not (i) conflict with the organizational documents of such party, (ii) conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any material agreement of such party; or (iii) constitute a violation of any material order, judgment or decree to which such party is bound. No consent, approval, permit, waiver, authorization, notice or filing is required to be made or obtained in connection with the execution, delivery and performance by such party of this Agreement.

(e) All information furnished by such party to the other for purposes of or in connection with this Agreement is true and correct in all material respects and no such information omits to state a material fact necessary to make the information so furnished not misleading. Except as disclosed to the other party, there is no fact known to such party (including, without limitation, threatened or pending litigation) that could materially and adversely affect the financial condition, business, property, or prospects of such party.

11.2 Presentment Warranties. With respect to each submission of Charge Transaction Data to Bank, Retailer represents and warrants as follows with respect to such Charge Transaction Data and each underlying transaction:

(a) All purchases included in the Charge Transaction Data constitute bona fide, arms-length sales by Retailer of the goods or services described therein in the ordinary course of Retailer’s business (and do not include any purchases conducted in connection with any “going-out-of-business”, liquidation, augmentation or aggregator sale); except in the case of Absentee Purchases, Retailer has delivered all the products and fully performed all the services covered by the Charge Transaction Data; in the case of Absentee Purchases, Retailer has shipped all the products and fully performed all the services covered by the Charge Transaction Data;

(b) The charges included in the Charge Transaction Data did not involve a cash advance or goods or services not listed in the applicable invoice or receipt; only goods and services sold by Retailer are included in the Charge Transaction Data; the charges represent the entire purchase price of the goods and services identified in the Charge Transaction Data other than a bona fide down payment, deposit, or similar payment paid by cash or check;

(c) To the best of Retailer’s knowledge, the goods and services covered by the Charge Transaction Data were sold by Retailer to Cardholders or authorized users for personal, family or household purposes;

(d) No other credit provider has financed a portion of any sales transaction included in the Charge Transaction Data other than a bona fide down payment, deposit, or similar payment paid by cash or check;

(e) Except for Absentee Purchases (as applicable), Retailer obtained a signed invoice or receipt for each charge included in the Charge Transaction Data;

(f) All purchases included in the Charge Transaction Data occurred no earlier than three (3) days prior to the submission of such Charge Transaction Data; and all transactions included in the Charge Transaction Data were conducted in accordance with the Operating Procedures, this Agreement and all applicable laws;

(g) Each invoice or receipt included in the Charge Transaction Data (or, in the case of Absentee Purchases, the purchase information in the Charge Transaction Data) is not invalid, illegible, inaccurate or incomplete and has not been materially altered since being signed or submitted by the Cardholder; the Account number and name of the Cardholder has been accurately reflected in an electronic order or shipping receipt and has been included in each transmission of Charge Transaction Data; Retailer has obtained a valid authorization from Bank for each purchase (unless otherwise waived by Bank); and

(h) In the case of an Absentee Purchase, Retailer obtained a contact name and phone number with respect to such Absentee Purchase.

ARTICLE 12 - INDEMNIFICATION

12.1 Indemnification by Retailer. Retailer agrees to indemnify and hold harmless Bank, its affiliates, and their respective employees, officers, directors and agents, from and against any and all Damages to the extent such Damages arise out of, are connected with, or result from:

(a) Any breach by Retailer of any of the terms, covenants, representations, warranties or other provisions contained in this Agreement;

(b) Any products or services sold by Retailer, including, without limitation, any failure to provide the service as promised, any product defects, or product liability or warranty claims relating thereto;

(c) Any act or omission, where there was a duty to act, by Retailer or its employees, officers, directors or agents including without limitation, the failure of Retailer to comply with any law, rule or regulation applicable to Retailer;

(d) Any advertisements, solicitations or other promotions of the Program or of goods or services eligible for purchase under the Program conducted by or on behalf of Retailer (excluding those conducted by Bank);

(e) The acquisition by Retailer from Bank, in connection with a charge or credit to an Account, of a Cardholder’s Account number by telephone or by some other means;

(f) Bank’s use of the Retailer Marks in accordance with the terms of this Agreement; or

(g) Any activities, acts or omissions of any third party to whom Cardholder Information is transferred or made available to a third party by Retailer or by Bank at Retailer’s request.

The foregoing indemnity obligation of Retailer shall not apply to any Damages of Bank to the extent caused by the gross negligence, willful misconduct or illegal acts of Bank.

12.2 Indemnification by Bank. Bank agrees to indemnify and hold harmless Retailer, its affiliates, and their respective employees, officers, directors and agents, from and against any and all Damages to the extent such Damages arise out of, are connected with or result from:

(a) Any breach by Bank of any of the terms, covenants, representations, warranties or other provisions contained in this Agreement;

(b) Any act or omission, where there was a duty to act, by Bank or its employees, officers, directors, or agents, including without limitation, the failure of Bank to comply with any law, rule or regulation applicable to Bank;

(c) Any failure of the form of credit applications or Cardholder Agreement as prepared by Bank to comply with the Consumer Credit Protection Act, the Truth in Lending Act, the Fair Debt Collection Practices Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act and the regulations implementing each of them;

(d) Any advertisements, solicitations or other promotions by or on behalf of Bank (other than those conducted by Retailer) of the Program; or

(e) Any activities, acts or omissions of any third party to whom Cardholder Information is transferred or made available by or on behalf of Bank (excluding Cardholder Information transferred by Bank to Retailer or any third party at Retailer’s request).

The foregoing indemnity obligation of Bank shall not apply to any Damages of Retailer to the extent caused by the gross negligence, willful misconduct or illegal acts of Retailer.

12.3 Indemnification Procedures.

(a) A party entitled to indemnification will give prompt written notice to the indemnifying party of any claim, assertion, event, condition or proceeding by any third party concerning any liability or damage as to which it may request indemnification under this Article 12. The failure to give such notice will not relieve the indemnifying party from liability hereunder unless and solely to the extent the indemnifying party did not know of such third party claim and such failure results in the forfeiture by the other party of substantial rights and defenses.

(b) An indemnifying party will have the right, upon written notice to the indemnified party, to conduct at its expense the defense against such third party claim in its own name, or, if necessary, in the name of the indemnified party. When the indemnifying party assumes the defense, the indemnified party will have the right to approve the defense counsel and the indemnified party will have no liability for any compromise or settlement of any third party claim that is effected without its prior written consent (such consent not to be unreasonably withheld), unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such compromise or settlement includes a release of each indemnified party from any liabilities arising out of the third party claim. If the indemnifying party delivers a notice electing to conduct the defense of the third party claim, the indemnified party will, at the indemnifying party’s expense, cooperate with and make available to the indemnifying party such assistance, personnel, witnesses and materials as the indemnifying party may reasonably request.

If the indemnifying party does not deliver a notice electing to conduct the defense of the third party claim, the indemnified party will have the sole right to conduct such defense and the indemnified party may pay, compromise or defend such third party claim or proceeding at the indemnifying party’s expense. Regardless of which party defends the third party claim, the other party will have the right at its sole expense to participate in the defense assisted by counsel of its own choosing.

ARTICLE 13 - MISCELLANEOUS

13.1 Confidentiality.

(a) All material and information supplied by one party to another party under this Agreement, including, but not limited to, information concerning a party’s marketing plans, objectives or financial results (“Confidential Information”), is confidential and proprietary. All such information will be used by each party solely in the performance of its obligations and exercise of its rights pursuant to this Agreement. Each party will receive Confidential Information from the other party in confidence and will not disclose such Confidential Information to any third party, except (i) as contemplated under this Agreement; (ii) as may be agreed upon in writing by the party providing such Confidential Information; (iii) in the case of Bank to an affiliate of Bank; (iv) to the extent necessary, in exercising or enforcing its rights; or (v) as required by law. Each party will use its reasonable best efforts to ensure that its respective officers, employees, and agents take such action as will be necessary or advisable to preserve and protect the confidentiality of Confidential Information. Upon written request after the Final Liquidation Date, each party will destroy or return to the party providing such Confidential Information all such Confidential Information in its possession or control. Confidential Information will not include information in the public domain and information lawfully obtained from a third party.

(b) Section 13.1(a) to the contrary notwithstanding, if Retailer is obligated to file periodic reports with the Securities and Exchange Commission, then Retailer shall have the right to file a copy of this Agreement with the applicable commission or governmental agency to the extent necessary, in Retailer’s reasonable opinion, to comply with any applicable disclosure laws or regulations (including any reporting requirement of the Securities Exchange Commission), or any listing requirement of any stock exchange, including NASDAQ, applicable to Retailer; provided, however, that Retailer shall (i) notify Bank in writing not less than thirty (30) days prior to any such filing of this Agreement, (ii) redact such terms of this Agreement as Bank may reasonably request prior to any such filing, and (iii) file a confidential treatment request reasonably acceptable to Bank with respect to such redacted document as part of any such filing. Bank acknowledges that Retailer intends to file this Agreement with the Securities and Exchange Commission. No later than two (2) business days after the execution of this Agreement by Bank and Retailer, Bank shall provide a reasonably redacted version of this Agreement to Retailer so that Retailer may review and request confidential treatment of the redacted portions with the Securities and Exchange Commission.

13.2 Binding Effect. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns.

13.3 Assignment. Neither Bank nor Retailer may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld, provided, however, that Bank may, without such consent (i) assign all or part of its rights and delegate some or all of its obligations under this Agreement to an affiliate; (ii) engage third parties to perform some or all of Bank’s obligations under this Agreement, including, without limitation the servicing and administration of Accounts; and (iii) assign all or some of its rights hereunder to any person acquiring any or all Accounts after the termination or expiration of this Agreement. Notwithstanding any assignment, Bank will remain liable for all of its obligations under this Agreement.

13.4 Governing Law. Except to the extent superseded by federal law applicable to banks or savings associations, this Agreement and all rights and obligations hereunder, including, but not limited to, matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of Utah, without regard to principles of conflicts of laws. THE PARTIES HERETO WAIVE THEIR RIGHT TO REQUEST A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING IN ANY COURT OF LAW, TRIBUNAL, OR OTHER LEGAL PROCEEDING ARISING OUT OF OR INVOLVING THIS AGREEMENT, OR ANY DOCUMENT DELIVERED IN CONNECTION HEREWITH, OR RELATING TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.5 Privacy.

(a) Retailer and Bank will only use, maintain and/or disclose Cardholder Information in compliance with all applicable privacy and security laws and with the policies set forth in this Section 13.5 and related disclosures made by Bank (collectively, the “Bank Privacy Disclosures”), and each will ensure that persons to whom it transfers Cardholder Information do the same. Retailer acknowledges that it is subject to the reuse and redisclosure provisions of the Gramm-Leach-Bliley Act (the “Gramm-Leach-Bliley Act” as defined in Title V, Subtitle A of 15 U.S.C. 6801 et seq. (as it may be amended from time to time) and the implementing privacy and security regulations issued pursuant to the Gramm-Leach-Bliley Act (as the same may be amended from time to time)), and that it will ensure that Cardholder Information received from Bank under the “private label exception” found in the Gramm-Leach-Bliley Act is used only in connection with the Program and for no other purpose.

(b) Retailer and Bank will each establish and maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of the Cardholder Information. These safeguards will be designed to protect the security, confidentiality and integrity of the Cardholder Information, ensure against any anticipated threats or hazards to its security and integrity, and protect against unauthorized access to or use of such information or associated records which could result in substantial harm or inconvenience to any Cardholder or applicant.

(c) Retailer and Bank will each ensure that any third party to whom it transfers or discloses Cardholder Information signs a written contract with the transferor in which such third party agrees to (i) restrict its use of Cardholder Information to the use specified in the written contract; (ii) to comply with all applicable laws (including, without limitation, privacy and security laws and the reuse and redisclosure provisions of the Gramm-Leach-Bliley Act) and the Bank Privacy Disclosures, and (iii) implement and maintain appropriate safeguards as stated in paragraph (b) above. Information transferred by Bank on Retailer’s behalf or at Retailer’s direction will be considered information transferred by Retailer hereunder. Retailer agrees to transfer or make available to third parties only such Cardholder Information as is reasonably necessary to carry out the contemplated task.

(d) Retailer and Bank shall notify the other party immediately following discovery or notification of any actual or threatened breach of security of the systems maintained by Retailer and Bank, respectively. The party that suffers the breach of security (the “Affected Party”) agrees to take action immediately, at its own expense, to investigate the actual or threatened breach, to identify and mitigate the effects of any such breach and to implement reasonable and appropriate measures in response to such breach. The Affected Party also will provide the other party with all available information regarding such breach to assist that other party in implementing its information security response program and, if applicable, in notifying affected Cardholders. For the purposes of this subsection (d), the term “breach of security” or “breach” means the unauthorized access to or acquisition of any record containing personally identifiable information relating to a Cardholder, whether in paper, electronic, or other form, in a manner that renders misuse of the information reasonably possible or that otherwise compromises the security, confidentiality, or integrity of the information.

(e) Notwithstanding anything else contained in this Agreement, neither Bank nor Retailer will, and neither of them will be obligated to, take any action that either of them believes in good faith would violate, or is reasonably likely to cause either of them to violate, any applicable law (including, without limitation, privacy and security laws and the reuse and redisclosure provisions of the Gramm-Leach-Bliley Act) or the Bank Privacy Disclosures, or that would cause either of them to become a “consumer reporting agency” for purposes of the federal Fair Credit Reporting Act, as it may be amended from time to time.

(f) Retailer and Bank, respectively, will use reasonable measures designed to properly dispose of all records containing personally identifiable information relating to Cardholders, whether in paper, electronic, or other form, including adhering to policies and procedures that require the destruction or erasure of electronic media containing such personally identifiable information so that the information cannot practicably be read or reconstructed.

13.6 Financial Accommodation. Retailer acknowledges that this Agreement is a “financial accommodation” contract (as such term is used in Section 365(c)(2) of Title 11 of the United States Code) for the benefit of Retailer.

13.7 No Third Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, this Agreement does not confer upon any person, other than the parties, any rights or remedies under this Agreement.

13.8 Amendments. This Agreement may not be amended except by written instrument signed by Retailer and Bank.

13.9 No Partnership. Nothing contained in this Agreement will be construed to constitute Retailer and Bank as partners, joint venturers, principal and agent, or employer and employee.

13.10 Notices. All notices and communications given under this Agreement must be in writing and must be sent by hand, by facsimile (with verbal confirmation of receipt), by certified mail, return receipt requested, or by nationally recognized overnight courier service addressed to the party to whom such notice or other communication is to be given or made as such party’s address as set forth below and will be deemed given one (1) business day after being sent, as follows:

if to Retailer:	if to Bank:

Nautilus, Inc. 16400 Nautilus Drive Vancouver, WA 98683 Attn: Alec Anderson	GE Money Bank 170 Election Road Suite 125 Draper, Utah 84020 Attn: President

with a copy to: GE Capital, Sales Finance 950 Forrer Boulevard Kettering, Ohio 45420 Attn: Counsel

provided, however, that a party may notify the other party in writing (in accordance with the notice provisions in this Section 13.10) from time to time of an alternative address for notices under this Section 13.10 and, in such case, notices hereunder will be effective if sent to the last address so designated.

13.11 Incorporation of Appendices. Each of the Appendices attached hereto is hereby incorporated by reference. In addition to the other terms and conditions of this Agreement, the supplemental terms and conditions set forth on Appendix B shall apply to all Telephone Transactions. In addition to the other terms and conditions of this Agreement, the supplemental terms and conditions set forth on Appendix C shall apply to all Internet Transactions. To the extent that the terms and conditions of either Appendix B or Appendix C conflict with the terms and conditions set forth elsewhere in this Agreement, the terms and conditions of Appendix B and Appendix C will control.

13.12 Nonwaiver; Remedies Cumulative; Severability. All remedies are cumulative and not exclusive, and no delay in exercising a right will be deemed a waiver thereof. If any provision of this Agreement is held to be invalid, void or unenforceable, all other provisions will remain valid and be enforced and construed as if such invalid provision were never a part of this Agreement.

13.13 Damages Waiver. Notwithstanding anything to the contrary in this Agreement, Bank and Retailer shall not be liable to the other under or in connection with this Agreement or the Program for any indirect or consequential or other damages relating to prospective profits, income, anticipated sales or investments, or goodwill, or for any punitive or exemplary damages; provided, however, that the damages limitation set forth in this Section 13.13 shall not apply to any Damages arising out of the failure of the parties under Article 8, Section 13.1 or Section 13.5, or from Damages which result from an obligation of Bank or Retailer to pay any third party damages claims to the extent such third party claims otherwise fall under Bank’s or Retailer’s respective indemnity obligations hereunder.

13.14 Entire Agreement. This Agreement (together with the schedules, exhibits and appendices attached to this Agreement) is the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all other prior understandings, writings and agreements whether written or oral.

13.15 Internet Gambling. Neither party shall permit any Card issued under the Program to be used to place, receive, or otherwise knowingly transmit a bet or wager by any means which involves the use, at least in part, of the Internet where such bet or wager is unlawful under any applicable Federal or State law in the State or tribal lands in which the bet or wager is initiated, received, or otherwise made.

13.16 Further Assurances. Retailer and Bank agree to execute all such further documents and instruments and to do all such further things as any other party may reasonably request in order to give effect to and to consummate the transactions contemplated by this Agreement.

13.17 Multiple Counterparts. This Agreement may be executed in any number of multiple counterparts, all of which will constitute but one and the same original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Retailer and Bank have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

NAUTILUS, INC.	GE MONEY BANK

By:	By:
Name:	Name:
Title:	Title:

Appendix A

Definitions

A. Certain Defined Terms. As used in this Agreement, the following terms will have the following meanings:

“Absentee Purchase” means a purchase of any of products or services from Retailer charged to an Account where the Account information necessary to effect the purchase is provided on the telephone or through a Retailer Website.

“Account” means the legal relationship established by and between a Cardholder and Bank pursuant to a Cardholder Agreement, together with all Indebtedness owing thereunder from time to time and any current or future guaranties, security or other credit support therefor.

“Account Documentation” means any and all Account information, credit applications, Cardholder Agreements, Charge Transaction Data, charge slips, credit slips, payments, credit information and documents or forms of any type and in any media relating to the Program, excluding materials used for advertising or solicitations.

“Active Account” means, as of any given date, any Account (other than an Account that has been written off in accordance with Bank’s write-off policies) that had a debit or credit balance at any time after the beginning of the complete billing cycle immediately preceding such date.

“Aggregate Outstanding Indebtedness” means, as of any date of determination, an amount equal to the aggregate amount of Indebtedness on all Accounts (other than Accounts that have been written off by Bank) as of such date.

“Agreement” means this Private Label Consumer Credit Card Program Agreement, including all schedules and appendices, as it may be amended from time to time.

“Average Net Receivables” means, for any period, the sum of Aggregate Outstanding Indebtedness for each day during such period, divided by the number of days in such period.

“Bank” has the meaning given to it in the first paragraph of this Agreement.

“Base Fee Percentage” means, with respect to each Program Fee Percentage offered under the Program the percentage set forth on Schedule 3.5 as of the Program Commencement Date (as such Schedule may be amended from time to time to add additional credit based promotions).

“Base Rate” means the percentage set by Bank used in calculating the Program Fee payable in connection with each submission by Retailer to Bank of Charge Transaction Data pertaining to purchases not made pursuant to a credit-based promotion.

“Base Twelve Month LIBOR” [***Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.]

“Cardholder” means any natural person who has entered into a Cardholder Agreement with Bank or which is or may become obligated under or with respect to an Account.

Appendix A

“Cardholder Agreement” means the open-end revolving credit agreement, in either tangible or electronic form, between Bank and each Cardholder pursuant to which such Cardholder and its authorized user(s), if any, may make purchases from Retailer on credit provided by Bank under the Program.

“Cardholder Information” has the meaning given to it in Section 6.2.

“Channel” means any one of the following two (2) distribution channels used by Retailer to effect the retail sale and/or distribution of Nautilus-branded products: (i) Retailer’s direct telephone marketing center for Telephone Purchases, and (iii) the Retailer Website.

“Charge Transaction Data” means Account and related Cardholder and/or authorized user identification and transaction information transmitted by Retailer to Bank with regard to a charge or a credit to an Account.

“Confidential Information” has the meaning given to it in Section 13.1.

“Credit Card” means the plastic card issued by Bank under the Program exclusively for use with the Program which evidences the right of a Cardholder and, if the Cardholder has so designated, any authorized user(s) to make purchases of goods and services from Retailer under the Program.

“Credit Review Point” means [***Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.] or such other higher amount as Bank, in its sole discretion, may from time to time specify to Retailer in writing.

“Damages” means any and all losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys’ fees and expenses, reasonable out-of-pocket costs, interest and penalties), settlements, equitable relief, judgments, damages, claims (including, without limitation, counter and cross-claims, and allegations whether or not proven) demands, offsets, defenses, actions, or proceedings by whomsoever asserted.

“Debt Cancellation Program” means any program which may be offered through Bank pursuant to Section 4.2 under which Bank, any affiliate of Bank, or any third party makes available debt cancellation coverage to Cardholders.

“Final Liquidation Date” will mean the first day after the termination or expiration of this Agreement on which Bank no longer owns any Active Accounts.

“Force Majeure Event” means any of the following: acts of God, fire, earthquake, explosion, accident, terrorism, war, nuclear disaster, riot, material changes in applicable laws or regulations, including, but not limited to, a change in state or federal law, or other event beyond a party’s reasonable control, rendering it illegal, impossible or untenable for such party to perform as contemplated in, or to offer the Program on the terms contemplated under, this Agreement.

[***Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.]

“Indebtedness” means any and all amounts owing from time to time with respect to an Account whether or not billed, including, without limitation, any unpaid balance, finance charges (inclusive of finance charges subject to possible reversals due to unexpired credit-based promotions), late charges, and NSF fees.

Appendix A

“Internet Application” means any application which is received by Bank through any of the following: (i) the Retailer Website; (ii) any electronic means other than facsimile, including, without limitation, the internet, e-mail, wireless devices other than telephones, and other electronic data transmission devices.

“Internet Purchase” means the purchase of goods or services from Retailer charged to an Account where the Account information necessary to effect the purchase is provided through the Retailer Website.

“Internet Transactions” means both Internet Purchases and Internet Applications.

“LIBOR Trigger Movement” means, as of the end of any calendar quarter and after taking into account all movements in the Twelve Month LIBOR since the last adjustment to any Promotional Rate pursuant to Section 3.6, an increase or decrease in the Twelve Month LIBOR, relative to the Base Twelve Month LIBOR, [***Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.]

“Net Program Sales” means, for any given period, the aggregate amount of sales to Cardholders resulting in charges to Accounts during such period less aggregate credits to Accounts during such period, in each case as reflected in the Charge Transaction Data. For the avoidance of doubt, only sales to Cardholders through the use of a Credit Card issued under the Program established by this Agreement shall be included in Net Program Sales.

“Operating Procedures” has the meaning given in Section 6.5.

“Program” has the meaning given to it in Section 1.1.

“Program Commencement Date” means June 15, 2010.

“Program Fee” means a fee payable in connection with each submission by Retailer to Bank of Charge Transaction Data pertaining to a purchase financed on an Account, calculated as set forth in Section 3.4.

“Program Fee Percentage” means the percentage set by Bank and used in calculating the Program Fees, including the Base Rate and the Promotional Rates. As of the Program Commencement Date, the Program Fee Percentages are set forth on Schedule 3.5. Pursuant to the provisions of Sections 3.5 and 3.6, Bank may reset the Program Fee Percentages by written notice to Retailer and such reset Program Fee Percentage will be used in calculating the Program Fee in respect of all Charge Transaction Data submitted in respect of any Accounts at any time thereafter (until such Program Fee Percentage is again reset in accordance with the terms hereof).

“Program Year” means the twelve-month period between anniversaries of the Program Commencement Date with the first such period beginning on the Program Commencement Date.

“Promotional Rate” means the percentage set by Bank used in calculating the Program Fee payable in connection with each submission by Retailer to Bank of Charge Transaction Data pertaining to a purchase that is subject to an approved credit-based promotion.

“Retailer” has the meaning given to it in the first paragraph of this Agreement.

Appendix A

“Retailer Marks” means the names and any related marks, tradestyles, trademarks, service marks, logos or similar proprietary designations as the same currently exist and as they may be amended or adopted by Retailer from time to time hereafter.

“Retailer Website” means the internet website with the internet address www.nautilus.com, and any other internet website maintained, operated or controlled by Retailer that allows consumers to purchase products sold by Retailer.

“Second Source Program” means any consumer credit program that is available only to persons who submitted properly completed credit applications to, and were rejected by, Bank immediately preceding such person’s application to such other credit program.

“Solvent” means, as to any person, (i) that the present fair salable value of such person’s assets exceeds the total amount of its liabilities; (ii) that such person is generally able to pay its debts as they come due; and (iii) that such person does not have unreasonably small capital to carry on such person’s business as theretofore operated and as thereafter contemplated. The phrase “present fair salable value of such person’s assets” means that value that could be obtained if such person’s assets were sold within a reasonable time in one or more arm’s-length transactions in an existing and not theoretical market.

“Telephone Application” means any application which is received by Bank through the telephone.

“Telephone Purchase” means the purchase of goods or services from Retailer charged to an Account where the Account information necessary to effect the purchase is provided through the telephone.

“Telephone Transactions” means both Telephone Purchases and Telephone Applications.

“Term” has the meaning given to it in Section 9.1.

“Twelve Month LIBOR” means, for any date, the twelve-month “London Interbank Offered Rate” (LIBOR) as published in The Wall Street Journal in its “Money Rates” section (or if The Wall Street Journal shall cease to be published or to publish such rates, in such other publication as Bank may, from time to time, specify) on such date, or if The Wall Street Journal is not published on such date, on the last day before such date on which The Wall Street Journal is published whether or not such rate is actually ever charged or paid by any entity.

“Value-Added Program” means any products or services that enhance the features of the Program or an Account.

“Written Disclosure” has the meaning given to it in Appendix B.

B. Miscellaneous. As used in this Agreement, (i) all references to the plural number shall include the singular number (and vice versa); (ii) all references to the masculine gender shall include the feminine gender (and vice versa) and (iii) all references to “herein,” “hereof,” “hereunder,” “hereinbelow,” “hereinabove” or like words shall refer to this Agreement as a whole and not to any particular section, subsection or clause contained in this Agreement. References herein to any document including, without limitation, this Agreement shall be deemed a reference to such document as it now exists, and as from time to time hereafter the same may be amended. References herein to a “person” or “persons” shall be deemed to be references to an individual, corporation, limited liability company, partnership, trust, unincorporated association, joint venture, joint-stock company, or any other form of entity. Captions of the sections of this Agreement are for convenience of reference only and are not intended as a summary of such sections and do not affect, limit, modify or construe the contents thereof.

Appendix A

Appendix B

Additional Terms and Conditions Applicable to Telephone Transactions

In addition to the other terms and conditions of this Agreement, the following supplemental terms and conditions will apply to all Telephone Transactions. To the extent that any such terms and conditions conflict with the terms and conditions set forth elsewhere in this Agreement, the terms and conditions in this Appendix will control:

A. Accepting Telephone Transactions. Retailer will make applications available to its customers in a manner reasonably acceptable to Bank for processing as Telephone Applications. Retailer shall make available and promote the use of the Credit Card for Telephone Purchases.

B. Processing Telephone Transactions. Retailer will process all Telephone Purchases and Telephone Applications in accordance with the terms of this Agreement, the Operating Procedures, and any specific procedures governing Telephone Transactions developed by Bank and Retailer. Without limiting the foregoing, (i) if a prospective Cardholder is submitting a Telephone Application by telephone, Retailer will ensure that all consumer credit disclosures, as provided to Retailer by Bank from time to time, have been made to the prospective Cardholder as part of such telephone call, including, without limitation, a verbal disclosure regarding the applicable terms and conditions and privacy policy that apply to the Account, (ii) Retailer will cause all Telephone Applications to be separately tagged with a special processing indicator and all Telephone Purchases to be separately tagged with a unique store of sale number, (iii) Retailer will transmit to the Cardholder, at the time a Telephone Application is obtained or promptly thereafter, a written disclosure that has been provided to Retailer by Bank regarding the applicable terms and conditions and privacy policy that apply to the Account (the “Written Disclosure”), and (iv) Retailer will retain records indicating the mailing address to which Retailer provided the Written Disclosure.

Appendix B

Appendix C

Additional Terms and Conditions Applicable to Internet Transactions

In addition to the other terms and conditions of this Agreement, the following supplemental terms and conditions will apply to all Internet Transactions. To the extent that any such terms and conditions conflict with the terms and conditions set forth elsewhere in this Agreement, the terms and conditions in this Appendix will control.

A. Internet Applications; Link to Bank Webpage. Retailer shall maintain a logo advertisement in a prominent position on the home page of the Retailer Website, which logo advertisement shall promote the Credit Card and contain an imbedded link to a webpage hosted by Bank or its agent (the “Bank Webpage”). The link contained in such logo advertisement shall link directly to the Bank Webpage with no intermediate links. Prior to Retailer initiating any Internet Application, Bank shall have approved in writing the placement and design of the logo advertisement on the Retailer Website’s home page, such approval not to be unreasonably withheld. If for any reason, the logo advertisement referred to above shall cease to be displayed on the Retailer Website’s homepage or in the agreed upon manner, Retailer shall immediately notify Bank. Retailer shall not permit any link to the Bank Webpage to exist on any internet website (other than the Retailer Website) maintained, operated or controlled by Retailer or under any Retailer Mark (an “Other Retailer Website”).

B. Bank Webpage. Bank shall have the sole right to determine the design and content of the Bank Webpage. Bank shall maintain and operate the Bank Webpage, and Retailer shall use reasonable efforts to conform the Retailer Website to be reasonably compatible with the Bank Webpage. Bank shall provide to Retailer prior notification of planned changes in the Bank Webpage to permit Retailer to make any required changes in the Retailer Website.

C. Internet Purchases; Link to Authorization Technology. Retailer acknowledges that Bank may require that some or all Internet Purchases be authorized through payment authorization technology selected by Bank (the “Payment Authorization Technology”). Retailer shall use reasonable efforts to conform the Retailer Website to be reasonably compatible with the Payment Authorization Technology, and Bank shall provide to Retailer prior notification of planned changes in the Payment Authorization Technology to permit Retailer to make any required changes in the Retailer Website. Retailer also shall place a logo advertisement in a prominent position on the Retailer Website encouraging Retailer’s customers to use a Credit Card.

D. Processing Internet Transactions. Retailer will process all Internet Transactions in accordance with the terms of this Agreement, the Operating Procedures, and any specific procedures governing Internet Transactions developed by Bank and Retailer. Without limiting the foregoing, Retailer will cause all authorizations processed through the internet and all Internet Purchases to be separately tagged with a unique store of sale number. The parties acknowledge that the infrastructure required for Internet Transactions is dynamic and agree to cooperate in implementing enhancements and developments with respect to the operation and security of Internet Transaction processing under the Program.

E. Security. Retailer shall develop, maintain and operate the Retailer Website so that all Internet Purchases processed through the Retailer Website will be transmitted and accepted on a secure basis which ensures, among other things, that such information cannot be altered, viewed or captured by an unauthorized party. For its part, Bank agrees that the direct access medium or method used to store, present or transmit Internet Applications, terms and conditions, and/or Account information will be secured in a manner which ensures that such information cannot be altered, viewed or captured by an unauthorized party.

Appendix C

F. Fraud Mitigation. Retailer and Bank agree to cooperate in a commercially reasonable manner by committing systems and other resources, and by providing information with respect to the development, establishment and implementation of fraud mitigation strategies in connection with Internet Transactions. Retailer and Bank further agree to use commercially reasonable efforts to implement such mitigation strategies as are developed from time to time.

G. No Other Retailer Websites. Without Bank’s prior written consent, which consent will not be unreasonably withheld, Retailer shall not sell, lease, rent or license any products or services on or through, or otherwise maintain, control or operate, any Other Retailer Website.

Appendix C

Appendix D

Financial Covenants

I.	FINANCIAL COVENANTS

Minimum Tangible Net Worth:

Retailer shall (i) commencing on the Program Commencement Date until September 30, 2010, maintain, as of the end of each fiscal quarter of Retailer during such period, Tangible Net Worth equal to or greater than [***Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.]; and (ii) commencing on October 1, 2010, through the end of the Term, maintain Tangible Net Worth equal to or greater than [***Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.]

Funded Debt/Tangible Net Worth Ratio:

Retailer shall maintain, as of the end of each fiscal quarter of Retailer, a ratio of Funded Debt to Tangible Net Worth not greater than [***Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.]

II.	REPORTING

In order to establish compliance with the financial covenants set forth above, Retailer shall deliver to Bank: (i) within forty five (45) days after the end of each fiscal quarter of Retailer (other than Retailer’s fourth fiscal quarter), a certificate, signed by Retailer’s Chief Financial Officer and in a form satisfactory to Bank, establishing Retailer’s compliance or non-compliance with the financial covenants for such fiscal quarter, and (ii) within ninety (90) days after the end of Retailer’s fourth fiscal quarter during each fiscal year, a certificate, signed by Retailer’s Chief Financial Officer and in a form satisfactory to Bank, establishing Retailer’s compliance or non-compliance with the financial covenants for such fiscal quarter. Unless otherwise specifically set forth to the contrary, all financial calculations contemplated herein shall be performed in accordance with GAAP.

III.	DEFINITIONS

As used in this Appendix, the following terms have the following meanings:

“Funded Debt” means, with respect to any entity and for any period, excluding letters of credit that are backed by cash reserves, the sum of (a) indebtedness under any working capital or similar credit facility with respect to which such entity is the borrower, plus (b) all other debt of such entity for borrowed money (whether by loan or the issuance and sale of debt securities or for the deferred purchase price of property), plus (c) obligations of such entity under capitalized leases, plus (d) such entity’s obligations in respect of banker’s acceptances or standby letters of credit, or similar instruments issued or accepted by banks and other financial institutions for the account of such entity.

Appendix D

“GAAP” means generally accepted accounting principles applicable in the United States, consistently applied.

“Intangible Assets” means, with respect to any entity and as of any date of determination, the sum of (a) all of such entity’s assets which should be classified as intangible assets (such as goodwill, patents, trademarks, copyrights, franchises, and deferred charges including unamortized debt discount and research and development costs) in accordance with GAAP, (b) cash held in a sinking or other similar fund established for the purpose of redemption or other retirement of capital stock, and (c) to the extent not already deducted from total assets, reserves for depreciation, depletion, obsolescence or amortization of properties and other reserves or appropriations of retained earnings which have been or should be established in connection with business operation.

“Net Worth” means, with respect to any entity and as of any date of determination, all items which should be included as assets of such entity, less all items which should be included as liabilities of such entity, in each case, determined in accordance with GAAP.

“Tangible Net Worth” means, with respect to any entity and as of any date of determination, the Net Worth of such entity, less the amount of such entity’s Intangible Assets.

Appendix D

Appendix E

Letter of Credit

(a) At any time during the Letter of Credit Period, Bank shall have the right to request that Retailer deliver to Bank, within ten (10) business days of such request, an Eligible Letter of Credit in an amount equal to (i) [***Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.] in the event the Letter of Credit Event occurs during the first Program Year, or (ii) the product of Net Program Sales for the immediately preceding twelve-month period multiplied by [***Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.] in the event the Letter of Credit Event occurs after the first Program Year (such amount, the “Letter of Credit Amount”). During any Letter of Credit Period, Bank shall have the right to re-calculate the Letter of Credit Amount at the end of every other calendar quarter; provided, that Bank may recalculate the Letter of Credit Amount more frequently if Bank reasonably determines that such recalculation is appropriate based on a material increase in Net Program Sales during any quarter (but in no event may Bank conduct any such recalculation more frequently than quarterly). If, during the Letter of Credit Period, an event shall occur which would cause any Letter of Credit previously delivered to Bank to cease to be an Eligible Letter of Credit or no longer be in an amount equal to or greater than the Letter of Credit Amount (including as a result of any recalculation under the preceding sentence), then within ten (10) business days of the earlier of (i) the date on which Retailer first learns of the occurrence of such event; or (ii) the date on which Retailer first receives notice thereof from Bank, Retailer shall cause a substitute Eligible Letter of Credit to be issued and delivered to Bank in a face amount equal to or greater than the Letter of Credit Amount. On or before forty-five (45) days prior to the expiration of each Letter of Credit provided to Bank, Retailer shall cause a substitute Eligible Letter of Credit to be issued and delivered to Bank in a face amount equal to or greater than the Letter of Credit Amount. Any amounts drawn under a Letter of Credit hereunder in excess of the amounts due Bank hereunder shall be held by Bank in a non-interest bearing account on Bank’s books (the “Collateral Account”) and shall secure Retailer’s full and prompt payment of all further amounts due hereunder. If, during the Letter of Credit Period, Retailer fails to pay any amounts hereunder when due, Bank may immediately, and without prior notice to Retailer, further draw on the Letter of Credit or, if applicable, debit any such unpaid amount from any amounts then remaining in the Collateral Account. In addition, if, during the Letter of Credit Period, Retailer fails to provide a substitute or replacement Eligible Letter of Credit as required by this Appendix E or if Retailer is in default under the Agreement, including filing for bankruptcy protection or having an involuntary bankruptcy proceeding initiated against it, Bank may draw on the full amount available under the Letter of Credit, apply any amounts received in such drawing against Retailer’s outstanding obligations hereunder, and credit the Collateral Account with the amount equal to any remaining balance. Bank’s security interest in the Collateral Account shall be in addition to any right of setoff or recoupment that Bank may otherwise have under the Agreement or applicable law. The obligations under this Appendix E shall apply at all times until the end of the Letter of Credit Period, at which time, Bank shall (x) surrender any outstanding Letter of Credit to Retailer, and (y) pay to Retailer an amount equal to the amount remaining in the Collateral Account, if any. The foregoing notwithstanding, if after Bank shall have surrendered any Letter of Credit hereunder following the successful completion by Retailer of a Remediation Period, Retailer shall again fail to satisfy the financial covenants set forth in Appendix E, the provisions of Section 9.2(m) and this Appendix E shall again apply.

Appendix E

(b) For the purposes of this Appendix E, the following terms shall have the following meanings:

“Eligible Letter of Credit” means a standby irrevocable Letter of Credit substantially in the form attached as Exhibit A hereto, issued by a bank reasonably acceptable to Bank and which shall be chartered under the laws of the United States and maintain offices located in the continental United States.

“Letter of Credit” means each letter of credit provided by Retailer to Bank in support of Retailer’s obligations under the Agreement, as the same may be amended from time to time.

“Letter of Credit Event” means Retailer’s breach of any of the financial covenants set forth in Appendix D.

“Letter of Credit Period” means the period of time between the occurrence of a Letter of Credit Event and the earlier of (i) the end of any Remediation Period, and (ii) after the termination of this Agreement, the later of the date which is (x) one hundred eighty (180) days after such termination, and (y) sixty (60) days after the expiration of any credit promotional period relating to a purchase financed under the Program, unless Bank, in its sole discretion, determines to shorten such period.

“Remediation Period” means a four (4) successive full calendar quarter period beginning after the occurrence of a Letter of Credit Event throughout which Retailer has been in full compliance with the financial covenants set forth in Appendix D.

Appendix E

EXHIBIT A

FORM OF LETTER OF CREDIT

IRREVOCABLE TRANSFERABLE STANDBY LETTER OF CREDIT

ISSUE DATE:	MONTH XX, 200XX	NUMBER: SC XXXX
BENEFICIARY:	GE MONEY BANK
ATTN: RISK MANAGEMENT
950 FORRER BLVD.
KETTERING, OH 45420
APPLICANT:

AMOUNT:	USD XXXXXXXXX.00 (XXXXXXXXXXXXXXXXX EXACTLY U.S. DOLLARS)
EXPIRY DATE:	MONTH XX, 2010 AT OUR COUNTERS

(INCLUDING EACH ANNIVERSARY THEREOF TO THE EXTENT NO NOTICE OF NON-RENEWAL HAS BEEN GIVEN AS SET FORTH BELOW, THE “STATED EXPIRY DATE”)

WE HEREBY ESTABLISH OUR IRREVOCABLE TRANSFERABLE STANDBY LETTER OF CREDIT NO. SC XXXX IN YOUR FAVOR WHICH IS AVAILABLE BY PAYMENT AGAINST PRESENTATION OF BENEFICIARY’S DRAFTS AT SIGHT DRAWN ON [BANK NAME AND ADDRESS] AND BEARING THE CLAUSE “DRAWN UNDER [BANK NAME] STANDBY LETTER OF CREDIT NO. SC XXXX”, TO BE ACCOMPANIED BY THE FOLLOWING REQUIRED DOCUMENT(S):

1. A CERTIFICATE FROM ANY OFFICER OF THE BENEFICIARY CERTIFYING TO THE EFFECT EITHER:

(A) THAT “RETAILER” (AS DEFINED IN THE GE AGREEMENT) HAS FAILED TO RENEW THE LETTER OF CREDIT OR PROVIDE A SUBSTITUTE LETTER OF CREDIT, IN ACCORDANCE WITH THAT CERTAIN PRIVATE LABEL CONSUMER CREDIT CARD PROGRAM AGREEMENT DATED AS OF XXXXXXXXXXX, 200XX, BETWEEN RETAILER AND BENEFICIARY, AS AMENDED, THE “GE AGREEMENT”) AND THAT THE AMOUNT OF THE DRAFT IS LESS THAN OR EQUAL TO THE FULL UNDRAWN AMOUNT OF THE LETTER OF CREDIT; OR

(B) THAT RETAILER HAS FAILED TO PAY ALL OR ANY PORTION OF THE AMOUNTS DUE UNDER THE GE AGREEMENT, AND THAT THE AMOUNT OF THE DRAFT IS EQUAL TO OR LESS THAN SUCH PAST DUE AMOUNTS; OR

(C) THAT RETAILER HAS BREACHED OR OTHERWISE FAILED TO SATISFY ANY OBLIGATION ATTRIBUTABLE TO IT UNDER THE GE AGREEMENT, AND THAT THE AMOUNT OF THE DRAFT IS LESS THAN OR EQUAL TO THE FULL UNDRAWN AMOUNT OF THE LETTER OF CREDIT; OR

(D) THAT RETAILER HAS FILED (OR IS THE SUBJECT OF AN INVOLUNTARY PROCEDURE WITH RESPECT TO) BANKRUPTCY OR SIMILAR PROTECTION AND THAT THE AMOUNT OF THE DRAFT IS LESS THAN OR AT EQUAL TO THE FULL UNDRAWN AMOUNT OF THE LETTER OF CREDIT.

PARTIAL/MULTIPLE DRAWINGS: ALLOWED

THIS LETTER OF CREDIT SHALL BE AUTOMATICALLY EXTENDED FOR AN ADDITIONAL PERIOD OF ONE (1) YEAR FROM THE STATED EXPIRATION DATE UNLESS AT LEAST ONE HUNDRED TWENTY (120) DAYS PRIOR TO SUCH EXPIRY DATE WE SEND YOU A NOTICE BY REGISTERED MAIL OR CERTIFIED COURIER THAT WE ELECT NOT TO EXTEND THIS LETTER OF CREDIT FOR SUCH AN ADDITIONAL PERIOD. SUCH NOTICE SHALL BE DELIVERED TO: GE MONEY BANK, 950 FORRER BLVD., KETTERING, OH 45420 ATTN: RISK MANAGEMENT, WITH A COPY TO GENERAL COUNSEL, AT THE SAME ADDRESS, OR SUCH OTHER ADDRESS(ES) AS YOU MAY DESIGNATE TO US IN WRITING FROM TIME TO TIME.

EXCEPT AS STATED HEREIN, THIS UNDERTAKING IS NOT SUBJECT TO ANY CONDITION OR QUALIFICATIONS. OUR OBLIGATION UNDER THIS LETTER OF CREDIT IS IN NO WAY CONTINGENT UPON REIMBURSEMENT WITH RESPECT THERETO.

SPECIAL CONDITIONS:

A. THIS LETTER OF CREDIT IS TRANSFERABLE, IN WHOLE BUT NOT IN PART, ONE OR MORE TIMES, TO ANY SUCCESSOR UNDER THE GE AGREEMENT. IN VIEW OF THE FACT THAT THIS LETTER OF CREDIT IS ISSUED IN TRANSFERABLE FORM, IF IT IS YOUR INTENTION

Exhibit A

TO TRANSFER YOUR INTEREST THEREUNDER, YOU MUST RETURN THE CREDIT TO US FOR ENDORSEMENT, AMENDMENT OR RE-ISSUANCE, AND FURNISH US WITH YOUR INSTRUCTIONS, USING THE ATTACHED FORM. ANY COSTS AND EXPENSES OF SUCH TRANSFER ARE FOR ACCOUNT OF THE BENEFICIARY.

B. PRESENTATION OF THIS LETTER OF CREDIT AND SUCH DRAFT AND CERTIFICATE MAY BE MADE BY FACSIMILE TRANSMISSION TO FAX NO.                     . SUCH PAYMENT REQUEST MUST ALSO BE SENT TO OUR OFFICE BY OVERNIGHT COURIER FOR RECEIPT BY US WITHIN ONE BUSINESS DAY AFTER THE DATE OF SUCH FACSIMILE TRANSMISSION.

IF THIS LETTER OF CREDIT IS LOST, BENEFICIARY MAY OBTAIN A REPLACEMENT UPON OUR RECEIPT FROM YOU OF (I) A WRITTEN REQUEST THEREFOR AND (II) A REASONABLY ACCEPTABLE INDEMNITY.

THIS LETTER OF CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (2007 REVISION), INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 600 (THE “UCP”) AND AS TO MATTERS NOT GOVERNED BY THE UCP, SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF [                    ]. IF THIS LETTER OF CREDIT EXPIRES DURING AN INTERRUPTION OF BUSINESS AS DESCRIBED IN ARTICLE 36 OF SUCH PUBLICATION NO. 600, WE HEREBY SPECIFICALLY AGREE TO EFFECT PAYMENT AFTER THE RESUMPTION OF BUSINESS.

SHOULD YOU HAVE ANY QUESTIONS REGARDING THIS LETTER OF CREDIT, PLEASE CONTACT OUR INTERNATIONAL DEPARTMENT AT [                    ].

WE HEREBY ENGAGE WITH YOU THAT ALL DRAFTS DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS CREDIT WILL BE DULY HONORED IF DRAWN AND PRESENTED FOR PAYMENT AT OUR OFFICE AT [                    ] OR BY FACSIMILE AS PROVIDED FOR ABOVE ON OR BEFORE THE STATED EXPIRY DATE OF THIS CREDIT.

AUTHORIZED SIGNATURE	AUTHORIZED SIGNATURE
LETTER OF CREDIT NUMBER SC XXXX	PAGE 2 OF 2

Exhibit A

SCHEDULE 3.5

To

Private Label Consumer Credit Card Program Agreement

Initial Promotional Rates

[***Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.]

Annual Program Promotional Special:

[***Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.]

Schedule 3.5

SCHEDULE 3.6

To

Private Label Consumer Credit Card Program Agreement

Interest Rate Adjustor Calculation Examples

[***Confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.]

Schedule 3.6